EXHIBITS TO 10Q FILING


                                                     January 10, 2001
Jill Glashow Padwa
25 Margrave Avenue
Providence, Rhode Island 02906

Dear Jill:

This is to confirm that (1) you have resigned as Executive Vice President of Netgateway effective as of December 31, 2000, (2) that Netgateway accepted your resignation effective as of such date, (3) that Netgateway has agreed to provide a favorable reference for you should you so request, and (4) that you release Netgateway from all of its obligations to you and all claims you may have against it, including under the Employment Agreement between yourself and Netgateway dated as of December 15, 1999 once your final payment is received. All of the above is subject to the receipt of the $25,100 (less normal payroll tax deductions). This agreement shall not affect any of your rights under your stock options that shall remain in effect in accordance with their terms.

I will have the cash to you no later than eight weeks from the date of this letter, however it may be substantially sooner if I'm successful at securing financing this month.

Finally, you agree that within 10 days of payment of the $25,100 you will return all equipment of the Company in your possession, including your laptop. That would be greatly appreciated.

Each of us represents to the other that they are not aware of any claim against any other party in this agreement, other than the claims that are released by this agreement. Each of us waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar law of any state or territory of the United States or other jurisdiction. This section provides as follows:

                   "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of us understands and acknowledges that even if they should eventually suffer additional damages arising out of the matters herein released, they will not be able to make any claims for those damages, except for breach of this agreement.



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Netgateway, Inc.

                                            Accepted and Agreed:
                                            Date:_______________________________

By:_________________________________
Donald Danks
Chief Executive Officer
                                             ___________________________________
                                             Jill Padwa